Exhibit 99.1

www.hearstargyle.com

NEWS

Contact:    Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR
THE QUARTER ENDED JUNE 30, 2006

NEW YORK, N.Y., July 27, 2006 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced earnings per diluted share of $0.27 for the three months ended June 30, 2006 compared to $0.68 per share for the same period in 2005. Prior year results reflect $0.38 per share of tax benefits, attributable to a favorable examination settlement and a favorable state tax law change. Current period results reflect $2.0 million of new stock-based compensation expense, which represented $0.01 per share on an after-tax basis.

Results for the Quarter Ended June 30, 2006 versus June 30, 2005

For the quarter ended June 30, 2006, total revenue increased 3% to $194.0 million from $188.5 million. The increase reflects a 2% or $2.7 million increase in net advertising sales, a $3.3 million increase in net digital revenue, and a 156% or $2.5 million increase in cable retransmission revenue, offset by a $2.6 million decrease in network compensation. Net advertising sales included $12.9 million of net political revenue, up from $2.3 million.  The stations recorded increases in the retail, telecommunications, financial, attractions, and furniture categories.  The automotive category, which represented 27% of gross advertising sales, declined 11%.

Adjusted EBITDA, a non-GAAP financial measure, declined 6% in the quarter to $72.7 million from $77.0 million in the prior year period due to higher operating expenses and the recognition of stock-based compensation.

Commenting on the quarter, David Barrett, President and Chief Executive Officer said, “Our stations generally performed well in the second quarter, growing top-line revenues and advancing our local website businesses.  Overall, most of our stations are tracking ahead of their annual plans in a very satisfactory way, with larger revenue gains expected to occur in the second half of the year when political spending accelerates.  However, isolated weaknesses are evident in several markets, reflecting localized conditions, sluggish automotive ad spending, and some pricing pressure at certain NBC stations as a result of that network’s weakened prime-time ratings.

“This quarter’s tax expense compared unfavorably to the significant tax benefit in last year’s second quarter.  The costs associated with our ongoing strategic investment in digital media initiatives and the new stock-based compensation costs are notable factors in the increased expenses affecting our results for the period.

“We continue to expect that our second-half performance will be strong, and that our full-year results will be generally in-line with the annual guidance we provided in February, excluding the acquisition of WKCF, Orlando, which we expect to close later in the third quarter.

“We are very excited by the prospects for our new Orlando duopoly, and we continue to be pleased with the strong competitive performance of our stations, many of which lead their markets in ratings for all dayparts, as well as in revenue and profitability.

“Notably, the strategic localized development of our station websites positions us very well to serve the interests of our viewers and advertisers in the digital space, as evidenced by the more than 330 million page views recorded on the Hearst-Argyle websites during the quarter, and the meaningful revenues we are generating on our sites this year.  In the larger context, our early investment in Internet Broadcasting is promising, and we are very encouraged by the substantial growth across the entire Internet Broadcasting national ‘network’ of sites.

“We are continuing to aggressively pursue our localized digital strategy, allocating additional resources and capital to build these businesses and drive long-term growth,” Barrett said.

Mid-Year Update on Strategic Initiatives

Digital media initiatives:    The Company has invested approximately $4 million in 2006 in IT infrastructure and digital projects to support new business initiatives to increase productivity.  First-half 2006 digital revenue of $6.6 million includes advertising revenue for station websites and for selected digital multicast projects.  The Company added personnel to manage and support digital initiatives at selected stations and at corporate headquarters, reflecting a commitment to build profitable new businesses alongside the stations.

Internet Projects:   The “network” of local-TV websites managed by Internet Broadcasting (IB), in which Hearst-Argyle holds a 38% equity interest, in the first half of 2006 served an average of more than 12 million monthly unique visitors, according to Nielsen NetRatings, and served a total of more than 2.5 billion  pageviews, according to WebTrends.  IB consistently ranks #3, behind MSNBC.com and CNN.com, among Web news-content providers, and among the top 50 of all Web “brands”, both per Nielsen NetRatings.

IB expanded its services to NBC, adding NBCSports.com to its client roster, joining NBCOlympics.com and NBCWeatherPlus.com.  The sites of seven of the 10 largest Hearst-Argyle stations are the #1 TV-station sites in their markets.  The Hearst-Argyle sites are also at the leading edge in providing wireless application protocol (WAP) content, podcasts, Web-based newscasts, Web-based video-on-demand (VoD) and blogs in a broad cross-section of markets.

Multicast products:  Nine of Hearst-Argyle’s 10 NBC stations have launched digital broadcast carriage of Weather Plus, with cable carriage presently available in eight of the markets.  Hearst-Argyle’s stations in Omaha and Des Moines also have launched digital weather channels.

TV duopolies:  In Sacramento, KQCA will launch MyNetworkTV programming in September, benefiting from the promotional platform of sister-station NBC affiliate KCRA.  In Orlando, Hearst-Argyle will close on its acquisition of WKCF in the third quarter and integrate its operations with those of NBC affiliate WESH.  WKCF will launch CW Network programming in September.  In Kansas City, Hearst-Argyle-managed station KCWE, which operates in partnership with ABC affiliate KMBC, will become a CW affiliate in September.

Distribution agreements:  Hearst-Argyle entered into new carriage agreements with EchoStar, Charter and Verizon during the first half of 2006.  The Company’s retransmission-consent revenue grew from $2.6 million in the first half of 2005 to $8.6 million in the first half of 2006.

Station leadership:  KMBC (Kansas City), WISN (Milwaukee) and KOCO (Oklahoma City) were the ABC Network’s top-3 rated stations in prime time (May, Nielsen metered markets, adults 25-54).  WTAE (Pittsburgh) was #10.  WGAL, Lancaster-Harrisburg, PA, is ranked #1 among top-50-market stations for share of news audience at 6 a.m., 6 p.m. and 11 p.m.

“We remain confident that our local television and digital media business model will continue to reach the largest audience segments in our communities, through various product offerings and distribution platforms, and generate strong profitability and free cash flow,” Barrett added.

Liquidity and Capital Resources

Harry Hawks, Executive VP and Chief Financial Officer stated, “Our station group generates significant free cash flow and our balance sheet is strong.  During the first six months of 2006 we generated $68 million of free cash flow and grew our cash balance by $42 million after funding capital expenditures, dividends, debt reduction, investments in strategic digital initiatives and the repurchase of a modest amount of shares.”

At June 30, 2006, the Company had $162 million of cash on hand and $857.2 million of total debt.  The Company’s ratio of total debt to adjusted EBITDA (not adjusted for non-cash stock-based compensation expense) for the twelve months ended June 30, 2006 was 3.3x.

2006 Outlook

Hawks added, “The current advertising environment presents a complex but interesting picture.  While we are experiencing widespread and healthy growth across the majority of our stations, weakness at only a few stations will moderate some of our reported growth on a consolidated basis.  Notwithstanding, we continue to affirm our $756 to $770 million revenue outlook for the year as originally provided on February 23, 2006.

“In addition, with only minor updating as provided below, we expect expenses to be generally in-line with prior guidance. Our guidance does not include a forecast for the acquisition of WKCF-TV, which is expected to close in the third quarter.

“We plan to fund the acquisition of WKCF-TV with a combination of cash on hand and an advance under our presently unused $250 million senior credit facility.  The transaction will have minimal impact on our leverage ratios and is expected to be slightly accretive to earnings per share and free cash flow upon closing.”

Supplemental Expense and Expenditure Information
For the Quarter Ended June 30, 2006 versus June 30, 2005
And 2006 Outlook

Salaries Benefits and Other Operating Expense: For the quarter ended June 30, 2006, SB&O expense increased 8% or $7.0 million primarily attributable to:  new digital-media expenses of $2.2 million not reflected in the comparable prior-year period; an increase in compensation, pension and benefit costs of $2.3 million; an increase in news, transmitter power, utility and closed-captioning costs of $1.1 million; and new stock-based compensation expense of $1.0 million, not reflected in the comparable period.  The full-year outlook of $394 million remains unchanged from prior guidance.

Amortization of Program Rights increased 5% during the quarter due to the renewal of certain popular shows at increased rates.  For full-year 2006, both program amortization and program payments are expected to be approximately $65 million, in line with prior guidance.

Depreciation and amortization: Depreciation and amortization increased $2.8 million during the second quarter due in part to the accelerated depreciation of certain analog equipment.  The company has assumed a shorter useful life for certain analog equipment as a result of the new government mandated digital conversion deadline of February 17, 2009.  Also, the company accelerated the depreciation of corporate office leasehold improvements in anticipation of its move to the Hearst Tower.  The full-year outlook is adjusted to approximately $61 million from prior guidance of $60 million.

Corporate, general and administrative expense: Corporate, general and administrative expense increased $2.0 million in the quarter primarily due to the addition of $1.0 million of stock-based compensation expense and the earlier timing of professional fees.   The Company reaffirmed its full-year G&A guidance of $30.7 million.

Interest Expense, net: Interest expense in the quarter declined $1.7 million due to higher interest earnings on higher cash balances and lower debt.  The Company reaffirmed full-year guidance of $58.0 million.

Other expense: The Company recorded a loss of $2.5 million associated with the write-off of its investment in USDTV.  On an after-tax basis the write off equals $1.5 million.  The net-income effect of this write-off is largely offset by the tax benefit described below.

Income tax expense:  The Company recorded income tax expense of $12.7 million which gives effect to $2.1 million of tax benefits arising from the utilization of previously reserved capital losses. The effective tax rate for the remainder of 2006 is expected to be 39.5%, as per prior guidance.

Equity in (income) of affiliates, net of tax:  The Company recorded $139,000 of equity income compared to $433,000 in second quarter 2005. The change reflects the net impact of income from the company’s 38% equity interest in Internet Broadcasting and start-up losses from its approximately 31% interest in Ripe Digital Entertainment.   For the full year 2006, equity in loss (income) of affiliates is expected to break even, as per prior guidance.

Capital Expenditures: Capital expenditures are expected to remain in line with prior guidance of $65 million.

Share Purchases by Hearst:  During second quarter, Hearst Corporation purchased 1.9 million shares of Hearst-Argyle Series A Common Stock at a cost of $41.4 million.  From May 1998 through June 2006, Hearst purchased approximately 23.1 million shares pursuant to its 25 million share purchase authorization.  Also, Hearst purchased 3.7 million shares directly from the Company in 1999.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.   As of June 30, 2006, Hearst Corporation owned 73.4% of Hearst-Argyle’s total outstanding common stock.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST -ARGYLE TELEVISION , INC .
Consolidated Statements of Income

	Three Months Ended June 30,			Six Months Ended June 30,
	2006 (1)	2005 (1)	2004 (1)	2006 (1)	2005 (1)	2004 (1)
	(In thousands, except per share data)			(In thousands, except per share data)
Total revenue(2)	$193,964	$188,453	$197,958	$367,981	$350,732	$364,822
Station operating expenses:
Salaries, benefits and other operating costs	97,654	90,659	87,210	194,441	179,283	171,804
Amortization of program rights	15,951	15,160	14,818	31,283	30,493	30,129
Depreciation and amortization	16,080	13,294	12,356	31,468	26,432	24,851
Corporate, general and administrative expenses	7,626	5,640	6,113	14,899	11,556	11,702
Operating income	56,653	63,700	77,461	95,890	102,968	126,336
Interest expense, net	14,107	15,762	16,005	29,268	31,463	32,421
Interest expense, net - Capital Trust	2,438	2,438	3,750	4,875	4,875	7,500
Other expense	2,501	—	—	2,501	—	—
Income before income taxes	37,607	45,500	57,706	59,246	66,630	86,415
Income tax expense	12,729	(19,681)	21,986	21,277	(11,441)	32,924
Equity in loss (income) of affiliates, net of tax(3)	(139)	(433)	(287)	(65)	(620)	(410)
Net income	25,017	65,614	36,007	38,034	78,691	53,901
Less preferred stock dividends	—	—	272	—	2	544
Income applicable to common stockholders	$25,017	$65,614	$35,735	$38,034	$78,689	$53,357
Income per common share, basic	$0.27	$0.71	$0.38	$0.41	$0.85	$0.57
Number of common shares used in the calculation	92,733	92,810	93,087	92,694	92,830	92,995
Income per common share, diluted	$0.27	$0.68	$0.37	$0.41	$0.83	$0.57
Number of common shares used in the calculation(4)	93,197	98,334	101,601	93,185	98,391	93,641
Dividends per common share declared	$0.07	$0 07	$0.06	$0.14	$0.14	$0.12
Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$161,866	$169,718	$167,778	$314,805	$315,297	$306,810
Net digital media revenue	3,377	85	—	6,550	92	—
Net political revenue	12,917	2,343	11,961	15,061	3,054	22,056
Network compensation	2,253	4,872	7,493	4,258	9,814	14,543
Retransmission consent revenue	4,020	1,568	505	8,629	2,619	1,010
Other revenues	9,531	9,867	10,221	18,678	19,856	20,403
Stock based compensation expense	2,055	—	—	3,905	—	—
Net cash provided by operating activities	$50,605	$19,889	$34,504	$88,829	$54,643	$88,757
Program payments	$15,423	$15,693	$15,066	$31,230	$31,746	$30,386
Capital expenditures	$12,835	$8,494	$10,135	$20,599	$16,567	$16,665
Cash paid for income taxes, net of refunds(5)	$324	$11,225	$3,517	$12,896	$27,887	$18,481
Cash				$161,918	$103,247	$138,067
Debt, net of cash				$695,276	$778,993	$744,420
Note payable to Capital Trust				$134,021	$134,021	$206,186
Common shares outstanding, net of treasury shares				92,761	92,818	93,162
Supplemental Non-GAAP Data(*):
Adjusted EBITDA(A)	$72,733	$76,994	$89,817	$127,358	$129,400	$151,187
Free cash flow	$37,770	$11,395	$24,369	$68,230	$38,076	$72,092

(*)            See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

(A)         Current year periods include stock based compensation expense.

See accompanying notes on the following pages.

Notes to Consolidated Statements of Income

(1)  Includes (i) the results of the Company’s 25 television stations which were owned for the entire period presented; and (ii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Total revenue includes local & national, digital and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Represents the Company’s equity interests in the operating results of (i) Internet Broadcasting and (ii) Ripe Digital Entertainment and other investments. Prior year amounts have been reclassed to conform with current year presentation.

(4)  Common shares used in the calculation of diluted EPS for the three and six months ended June 30, 2006 do not include 5,128,205 shares of Series A common stock to be issued upon the conversion of 2,600,000 shares of 7.5% Series B Preferred Securities because to do so would be anti-dilutive. For the three and six months ended June 30, 2005, diluted shares include 5,128,205 common shares underlying the Series B Redeemable Convertible Preferred Securities. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

(5)  Cash paid for income taxes is presented net of tax refunds received by the Company.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense, net; interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•                  Interest expense, net, and Interest expense, net — Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Equity in income of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	2004	2006	2005	2004
	(In thousands)			(In thousands)
Net income	$25,017	$65,614	$36,007	$38,034	$78,691	$53,901
Add: Income taxes	12,729	(19,681)	21,986	21,277	(11,441)	32,924
Add: Equity in (income) loss of affiliates, net of tax	(139)	(433)	(287)	(65)	(620)	(410)
Add: Interest expense, net - Capital Trust	2,438	2,438	3,750	4,875	4,875	7,500
Add: Interest expense, net	14,107	15,762	16,005	29,268	31,463	32,421
Add: Other expense	2,501	—	—	2,501	—	—
Operating income	56,653	63,700	77,461	95,890	102,968	126,336
Add: Depreciation and amortization	16,080	13,294	12,356	31,468	26,432	24,851
Adjusted EBITDA	$72,733	$76,994	$89,817	$127,358	$129,400	$151,187

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	2004	2006	2005	2004
	(In thousands)			(In thousands)
Net cash flow provided by operating activities	$50,605	$19,889	$34,504	$88,829	$54,643	$88,757
Less capital expenditures	12,835	8,494	10,135	20,599	16,567	16,665
Free cash flow	$37,770	$11,395	$24,369	$68,230	$38,076	$72,092